Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Red River Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, no par value (“Common Stock”) to be issued in connection with the Red River Bank 401(k) Profit Sharing Plan	457(c) and 457(h)	150,000	$50.59	$7,588,500	.0000927	$703.46
Participation Interests			(3)

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable pursuant to the Red River Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase in the number of shares of outstanding Common Stock.
(2)Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities act, and calculated based on the average of the high and low prices of the Common Stock as reported by the Nasdaq Stock Market on March 15, 2022.
(3)In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.